Exhibit 99.1

CARNIVAL CORPORATION & PLC OUTPERFORMS FOURTH QUARTER GUIDANCE, REPORTS RECORD FULL YEAR OPERATING RESULTS AND EXPECTS 20 PERCENT EARNINGS GROWTH IN 2025

Expects to hit 2026 SEA Change EBITDA target one year early

MIAMI (December 20, 2024) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the fourth quarter and full year 2024 and provided an outlook for the first quarter and full year 2025.

Key Highlights

•Full year revenues hit an all-time high of $25 billion, over 15 percent higher than the prior year, with continued strength in demand.
•Full year net income of $1.9 billion; adjusted net income1 of $1.9 billion outperforms September guidance by over $130 million.
•Record full year adjusted EBITDA1 of $6.1 billion, over 40 percent higher than the prior year.
•Record full year operating income of $3.6 billion, over 80 percent higher than the prior year.
•Adjusted return on invested capital1 (“ROIC”) of 11 percent.
•Record fourth quarter revenues of $5.9 billion, 10 percent higher than prior year, delivering record adjusted EBITDA.
•Cumulative advanced booked position for full year 2025 is at an all-time high for both price (in constant currency) and occupancy.
•Adjusted EBITDA per available lower berth1 (“ALBD”) for 2025 expected to be the highest in almost two decades, achieving 2026 SEA Change target one year in advance.

“This has been an incredibly strong finish to a record year. Revenues hit an all-time high driven by a strong demand environment that we elevated throughout the year, enabling us to outperform our initial 2024 guidance by $700 million and deliver nearly $2 billion more to the bottom line, year over year,” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein. “The progress was broad based as we drove strong pricing in 2024 as compared to 2023 across our major cruise lines and trades.”

“We are delivering long-term value for our shareholders through improved operational execution across our brands, essentially on a same ship basis. We ended 2024 with adjusted ROIC of 11 percent, comfortably above our cost of capital. In fact, with one year down, we’re already over 80 percent of the way toward achieving our 2026 SEA Change EBITDA and adjusted ROIC targets,” Weinstein continued.

According to Weinstein, there is even more in store to continue the momentum as the company is actively working on an enhanced destination strategy to provide guests with yet another reason to take a cruise vacation offered exclusively by Carnival Corporation & plc’s portfolio of cruise lines. The company is also working to increase awareness and consideration for cruise travel globally.

“2025 is shaping up to be another banner year, with yield growth expected to far outpace historical growth rates and again exceed unit cost growth, thanks to the efforts of our amazing team members. They have delivered a step-change improvement in 2024 which sets us up for a fantastic 2025 and beyond, while delivering unforgettable happiness to over 13.5 million guests last year,” Weinstein noted.

Fourth Quarter 2024 Results

•Net income was $303 million, or $0.23 diluted EPS, versus a net loss of $48 million in 2023. Adjusted net income of $186 million, or $0.14 adjusted EPS1, outperformed September guidance by $126 million, driven by higher ticket prices, higher onboard spending and improved costs.
•Record fourth quarter adjusted EBITDA of $1.2 billion was 29 percent higher than 2023 and outperformed September guidance by $80 million.
•Record fourth quarter revenues of $5.9 billion, exceeded 2023 levels by 10 percent.
•Gross margin yields exceeded 2023 levels by 20 percent. Record net yields1 (in constant currency) exceeded 2023 levels by 6.7 percent and were better than September guidance.
•Gross margin per diems were 19 percent higher than 2023. Record net per diems1 (in constant currency) were 5.3 percent higher than 2023 with both ticket prices and onboard spending up.
•Cruise costs per ALBD increased 4.1 percent compared to 2023. Adjusted cruise costs excluding fuel per ALBD1 (in constant currency) increased 7.4 percent compared to 2023 and were better than September guidance.
1 See “Non-GAAP Financial Measures” at the end of this release for additional information.

•Total customer deposits reached a fourth quarter record of $6.8 billion, surpassing the previous fourth quarter record of $6.4 billion (as of November 30, 2023), reflecting growth in both ticket prices and pre-cruise onboard sales.

Bookings

Even with less inventory available, booking volumes taken during the fourth quarter of 2024 for 2025 were higher than the prior year for a strong 2024, despite the traditionally slower period around the election. Booking volumes taken during the fourth quarter for 2026 continued to break records, reflecting sustained demand even for further out sailings.

“Our brands effectively capitalized on their ongoing strength in demand, achieving higher prices (in constant currency) than last year and reinforcing our record-breaking booked position. In fact, with nearly two-thirds of 2025 already booked, we are expecting another year of strong yield improvement, outpacing historical growth rates and on top of two back-to-back years of mid-to-high single digit per diem growth. This validates the success of our demand generation efforts on our optimized portfolio,” Weinstein noted.

The cumulative advanced booked position for full year 2025 is at an all-time high for both price (in constant currency) and occupancy. Price (in constant currency) and occupancy are higher than 2024 for all four quarters of 2025.

2025 Outlook

For the full year 2025, the company expects:

•Net yields (in constant currency) approximately 4.2 percent higher than record 2024 levels based on continued strength in demand.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 3.7 percent compared to 2024, in part due to higher dry-dock days, higher advertising expense and operating costs for the company’s new exclusive destination, Celebration Key.
•Adjusted net income of approximately $2.3 billion, over 20 percent higher than 2024.
•Adjusted EBITDA of approximately $6.6 billion, up approximately $500 million compared to 2024. Adjusted EBITDA per ALBD to reach its 2026 SEA Change target one year in advance.
•Adjusted ROIC of approximately 11.7 percent.

See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2025 outlook.

Financing and Capital Activity

“With the benefit of well managed near term maturity towers and improved leverage metrics, we expect to opportunistically capitalize on improved interest rates while proactively managing our maturity towers for 2027 and beyond. In 2025, interest expense is currently expected to be over $200 million lower than 2024 and over $500 million lower compared to 2023,” commented Carnival Corporation & plc’s Chief Financial Officer David Bernstein.

“We are laser focused on continuing our efforts to further reduce interest expense and rebuilding an investment grade balance sheet. Just this year, we achieved a 4.3x net debt to adjusted EBITDA1 ratio, nearly a two and a half turn improvement from 2023, positioning us three-fourths of the way to our initial leverage target,” Bernstein added.

During 2024, the company made debt prepayments of $3.3 billion, bringing its total prepayments to $7.3 billion since the beginning of 2023. In addition, the company has reduced its debt balance by over $8 billion from its peak in January 2023, ending the year with $27.5 billion of debt. As of November 30, 2024, the company’s debt maturities for full year 2025 and 2026 are $1.5 billion and $2.7 billion.

During the quarter, the company obtained three new export credit facilities, bringing its total committed financings related to ship deliveries to $7.8 billion, continuing its strategy to finance its newbuild program at preferential interest rates.

Sustainability

The company continues to achieve meaningful progress towards its sustainability goals. In 2024, the company:

•Reduced its absolute greenhouse gas (“GHG”) emissions from ship fuel by approximately 11 percent as compared to its peak year of 2011, despite capacity growth of nearly 37 percent over the same period.
•Reached 85 percent of its GHG emission intensity goal, on track to achieve more than a 20 percent reduction by the end of 2026 compared to 2019, a goal that was previously pulled forward by four years.
1 See “Non-GAAP Financial Measures” at the end of this release for additional information.

•Now leads the industry with ten LNG powered ships and nearly 20 percent of its fleet capacity, following the delivery of Sun Princess.
•Continued to have the most ships in the industry capable of plugging into shore power and now more than two-thirds of its ships are equipped with shore power capability.
•Delivered 44 percent reduction in food waste per person relative to its 2019 baseline, surpassing its interim goal one year ahead of schedule and approaching its 2030 goal to reduce food waste by 50 percent.

Other Recent Highlights

•Sun Princess, Princess Cruises’ newest ship, recognized as the Best Mega Cruise Ship in the United States by Condé Nast Traveler’s 2024 Readers’ Choice Awards (learn more here).
•Carnival Cruise Line earned top honors in multiple categories of the 2024 Travel Weekly Readers’ Choice Awards, including Best Short Itinerary for the third consecutive year, Best Domestic Cruise Line for the ninth consecutive year and Best Travel Advisor Loyalty Program (learn more here).
•Seabourn was honored with a total of 45 travel awards and accolades in 2024 (learn more here), including Condé Nast Traveler’s 2024 Readers’ Choice Awards as the Best Small-Ship Cruise Line and Best Expedition Cruise Line (learn more here).
•Princess Cruises launched its new global advertising campaign bringing back the magic of “The Love Boat,” featuring Hannah Waddingham of Ted Lasso fame (learn more here). Princess Cruises reported record-breaking bookings for the Black Friday through Cyber Monday weekend period, 32 percent higher than the same period in 2023 (learn more here).
•Half Moon Cay, the award-winning exclusive island in The Bahamas known for its naturally beautiful beaches and crystal-clear waters, renamed to ‘RelaxAway, Half Moon Cay’ in support of its enhancements and the experience guests can expect when immersed in this tropical paradise (learn more here).
•P&O Cruises (UK) announced it will be the headline sponsor of the Pride of Britain Awards in 2025, the biggest show of its kind on British television (learn more here).
•Cunard was named Walpole’s British Luxury Brand of the Year, reinforcing its position as a leader in luxury travel (learn more here).
•Recognized as one of:
◦The Top 250 Best-Managed Companies in 2024 by the Wall Street Journal (learn more here).
◦The World’s Top Companies for Women in 2024 by Forbes (learn more here).
◦Europe’s Diversity Leaders in 2025 by Financial Times (learn more here).

Guidance

(See “Reconciliation of Forecasted Data”)

	1Q 2025		Full Year 2025
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 3.5%	Approx. 4.6%	Approx. 3.2%	Approx. 4.2%
Adjusted cruise costs excluding fuel per ALBD	Approx. 2.4%	Approx. 3.4%	Approx. 2.7%	Approx. 3.7%

	2025
	1Q	2Q	3Q	4Q	Full Year
ALBDs (in millions) (a)	23.6	24.3	24.6	23.9	96.3
Capacity growth compared to prior year	2.5%	3.4%	(2.5)%	(0.0)%	0.8%

(a)    See “Notes to Statistical Information”

	1Q 2025	Full Year 2025
Fuel consumption in metric tons (in millions)	0.7	2.9
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$616	$617
Fuel expense (including EUA expense) (in billions)	$0.45	$1.89

Depreciation and amortization (in billions)	$0.66	$2.77
Interest expense, net of capitalized interest and interest income (in billions)	$0.38	$1.50

Adjusted EBITDA (in billions)	Approx. $1.04	Approx. $6.6
Adjusted net income (in millions)	Approx. $1	Approx. $2,305
Adjusted earnings per share - diluted (a)	Approx. $0.00	Approx. $1.70
Weighted-average shares outstanding - basic	1,309	1,312
Adjusted weighted-average shares outstanding - diluted (a)	1,316	1,402

(a)    Diluted adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $71 million for full year 2025. The add-back expense is antidilutive to the first quarter of 2025 calculation and accordingly has been excluded.

Currencies (USD to 1)	1Q 2025	Full Year 2025
AUD	$0.64	$0.64
CAD	$0.70	$0.70
EUR	$1.05	$1.05
GBP	$1.26	$1.26

Sensitivities (impact to adjusted net income (loss) in millions)	1Q 2025	Full Year 2025
1% change in net yields	$39	$190
1% change in adjusted cruise costs excluding fuel per ALBD	$26	$109
10% change in fuel cost per metric ton (excluding EUA)	$45	$178
100 basis point change in variable rate debt (including derivatives)	—	$48
1% change in currency exchange rates	$4	$25

Capital Expenditures

For full year 2025, newbuild capital expenditures are $1.1 billion and non-newbuild capital expenditures are $2.5 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its earnings release. This call can be listened to live, and additional information including the company’s earnings presentation and debt maturities schedule, can be obtained via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted EBITDA
•Booking levels	•Adjusted EBITDA per ALBD
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Adjusted free cash flow
•Currency exchange rates	•Net debt to adjusted EBITDA
•Goodwill, ship and trademark fair values	•Net per diems
•Liquidity and credit ratings	•Net yields
•Investment grade leverage metrics	•Adjusted cruise costs per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted cruise costs excluding fuel per ALBD
•Adjusted net income (loss)	•Adjusted return on invested capital

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:

•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, pandemics, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel could lead to a decline in demand for cruises as well as have significant negative impacts on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry may negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could have a material impact on our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those related to sustainability matters, may expose us to risks that may adversely impact our business.
•Cybersecurity incidents and data privacy breaches, as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology have adversely impacted and may in the future materially adversely impact our business operations, the satisfaction of our guests and crew and may lead to fines, penalties and reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•We rely on suppliers who are integral to the operations of our businesses. These suppliers and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our substantial debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance incurred during the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change- and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2024	2023	2024	2023
Revenues
Passenger ticket	$3,854	$3,510	$16,463	$14,067
Onboard and other	2,084	1,886	8,558	7,526
	5,938	5,397	25,021	21,593
Operating Expenses
Commissions, transportation and other	721	664	3,232	2,761
Onboard and other	634	590	2,678	2,375
Payroll and related	653	605	2,464	2,373
Fuel	461	555	2,007	2,047
Food	358	335	1,457	1,335
Other operating	1,005	879	3,801	3,426
Cruise and tour operating expenses	3,833	3,629	15,638	14,317
Selling and administrative	886	788	3,252	2,950
Depreciation and amortization	659	596	2,557	2,370
	5,378	5,013	21,447	19,637
Operating Income (Loss)	561	384	3,574	1,956
Nonoperating Income (Expense)
Interest income	16	50	93	233
Interest expense, net of capitalized interest	(403)	(466)	(1,755)	(2,066)
Debt extinguishment and modification costs	(1)	1	(79)	(111)
Other income (expense), net	117	(8)	83	(75)
	(271)	(423)	(1,659)	(2,018)
Income (Loss) Before Income Taxes	290	(39)	1,915	(62)
Income Tax Benefit (Expense), Net	13	(9)	1	(13)
Net Income (Loss)	$303	$(48)	$1,916	$(74)

Earnings Per Share
Basic	$0.23	$(0.04)	$1.50	$(0.06)
Diluted	$0.23	$(0.04)	$1.44	$(0.06)
Weighted-Average Shares Outstanding - Basic	1,300	1,263	1,274	1,262
Weighted-Average Shares Outstanding - Diluted	1,399	1,263	1,398	1,262

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	November 30,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$1,210	$2,415
Trade and other receivables, net	590	556
Inventories	507	528
Prepaid expenses and other	1,070	1,767
Total current assets	3,378	5,266
Property and Equipment, Net	41,795	40,116
Operating Lease Right-of-Use Assets, Net	1,368	1,265
Goodwill	579	579
Other Intangibles	1,163	1,169
Other Assets	775	725
	$49,057	$49,120
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,538	$2,089
Current portion of operating lease liabilities	163	149
Accounts payable	1,133	1,168
Accrued liabilities and other	2,358	2,003
Customer deposits	6,425	6,072
Total current liabilities	11,617	11,481
Long-Term Debt	25,936	28,483
Long-Term Operating Lease Liabilities	1,239	1,170
Other Long-Term Liabilities	1,012	1,105

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,294 shares issued at 2024 and 1,250 shares issued at 2023	13	12
Carnival plc ordinary shares, $1.66 par value; 217 shares issued at 2024 and 2023	361	361
Additional paid-in capital	17,155	16,712
Retained earnings	2,101	185
Accumulated other comprehensive income (loss)	(1,975)	(1,939)
Treasury stock, 130 shares at 2024 and 2023 of Carnival Corporation and 73 shares at 2024 and 2023 of Carnival plc, at cost	(8,404)	(8,449)
Total shareholders’ equity	9,251	6,882
	$49,057	$49,120

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	November 30,
OTHER BALANCE SHEET INFORMATION (in millions)	2024	2023
Liquidity	$4,155	$5,392
Debt (current and long-term)	$27,475	$30,572
Customer deposits (current and long-term)	$6,779	$6,353

	Three Months Ended November 30,		Twelve Months Ended November 30,
STATISTICAL INFORMATION	2024	2023	2024	2023
Passenger cruise days (“PCDs”) (in millions) (a)	24.6	23.6	100.5	91.4
ALBDs (in millions) (b)	23.9	23.2	95.6	91.3
Occupancy percentage (c)	103%	101%	105%	100%
Passengers carried (in millions)	3.3	3.1	13.5	12.5

Fuel consumption in metric tons (in millions)	0.7	0.7	2.9	2.9
Fuel consumption in metric tons per thousand ALBDs	30.4	31.5	30.9	32.1
Fuel cost per metric ton consumed (excluding EUA)	$618	$759	$665	$701

Currencies (USD to 1)
AUD	$0.67	$0.64	$0.66	$0.66
CAD	$0.73	$0.73	$0.73	$0.74
EUR	$1.09	$1.07	$1.09	$1.08
GBP	$1.30	$1.23	$1.28	$1.24

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions, except per share data)	2024	2023	2024	2023
Net income (loss)	$303	$(48)	$1,916	$(74)
(Gains) losses on ship sales and impairments	(33)	(34)	(39)	(88)
Debt extinguishment and modification costs	1	(1)	79	111
Restructuring expenses	1	3	21	19
Other	(86)	(10)	(86)	33
Adjusted net income (loss)	$186	$(90)	$1,891	$1
Interest expense, net of capitalized interest	403	466	1,755	2,066
Interest income	(16)	(50)	(93)	(233)
Income tax benefit (expense), net	(13)	24	(1)	28
Depreciation and amortization	659	596	2,557	2,370
Adjusted EBITDA	$1,220	$946	$6,110	$4,231

Earnings per share - diluted (a)	$0.23	$(0.04)	$1.44	$(0.06)
Adjusted earnings per share - diluted (a)	$0.14	$(0.07)	$1.42	$0.00

Adjusted weighted-average shares outstanding - diluted (a)	1,305	1,263	1,398	1,262

(a)Diluted earnings per share for full year 2024 includes the add-back of dilutive interest expense related to the company’s convertible notes of $94 million. The company’s convertible notes are antidilutive for the fourth quarter of 2024 adjusted earnings per share and therefore are not included in the calculation of diluted adjusted earnings per share.

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions)	2024	2023	2024	2023
Cash from (used in) operations	$911	$915	$5,923	$4,273
Capital expenditures (Purchases of Property and Equipment)	(592)	(675)	(4,626)	(3,284)
Proceeds from export credits	47	—	2,360	1,157
Adjusted free cash flow	$366	$240	$3,657	$2,146
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(in millions, except per diems and yields data)	2024	2024 Constant Currency	2023	2024	2024 Constant Currency	2023
Total revenues	$5,938		$5,397	$25,021		$21,593
Less: Cruise and tour operating expenses	(3,833)		(3,629)	(15,638)		(14,317)
Depreciation and amortization	(659)		(596)	(2,557)		(2,370)
Gross margin	1,447		1,172	6,826		4,906
Less: Tour and other revenues	(33)		(50)	(255)		(265)
Add: Payroll and related	653		605	2,464		2,373
Fuel	461		555	2,007		2,047
Food	358		335	1,457		1,335
Ship and other impairments	—		—	—		—
Other operating	1,005		879	3,801		3,426
Depreciation and amortization	659		596	2,557		2,370
Adjusted gross margin	$4,550	$4,489	$4,093	$18,857	$18,782	$16,192

PCDs	24.6	24.6	23.6	100.5	100.5	91.4

Gross margin per diems (per PCD)	$58.92		$49.72	$67.90		$53.67
% increase (decrease)	19%			27%
Net per diems (per PCD)	$185.33	$182.86	$173.60	$187.57	$186.82	$177.13
% increase (decrease)	6.8%	5.3%		5.9%	5.5%

ALBDs	23.9	23.9	23.2	95.6	95.6	91.3

Gross margin yields (per ALBD)	$60.57		$50.47	$71.43		$53.73
% increase (decrease)	20%			33%
Net yields (per ALBD)	$190.53	$187.98	$176.20	$197.33	$196.54	$177.34
% increase (decrease)	8.1%	6.7%		11%	11%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(in millions, except costs per ALBD data)	2024	2024 Constant Currency	2023	2024	2024 Constant Currency	2023
Cruise and tour operating expenses	$3,833		$3,629	$15,638		$14,317
Selling and administrative expenses	886		788	3,252		2,950
Less: Tour and other expenses	(39)		(42)	(212)		(231)
Cruise costs	4,680		4,375	18,678		17,035
Less: Commissions, transportation and other	(721)		(664)	(3,232)		(2,761)
Onboard and other costs	(634)		(590)	(2,678)		(2,375)
Gains (losses) on ship sales and impairments	33		34	39		88
Restructuring expenses	(1)		(3)	(21)		(19)
Other	—		—	—		—
Adjusted cruise costs	3,356	3,329	3,153	12,786	12,750	11,969
Less: Fuel	(461)	(461)	(555)	(2,007)	(2,007)	(2,047)
Adjusted cruise costs excluding fuel	$2,895	$2,868	$2,597	$10,780	$10,743	$9,922

ALBDs	23.9	23.9	23.2	95.6	95.6	91.3

Cruise costs per ALBD	$195.95		$188.31	$195.45		$186.57
% increase (decrease)	4.1%			4.8%
Adjusted cruise costs per ALBD	$140.53	$139.38	$135.70	$133.80	$133.42	$131.08
% increase (decrease)	3.6%	2.7%		2.1%	1.8%
Adjusted cruise costs excluding fuel per ALBD	$121.22	$120.08	$111.80	$112.81	$112.42	$108.67
% increase (decrease)	8.4%	7.4%		3.8%	3.5%
(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss), adjusted EBITDA and adjusted EBITDA per ALBD	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net debt to adjusted EBITDA	—	•Company Leverage
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA and adjusted EBITDA per ALBD provide additional information to us and investors about our core operating profitability, including on a per ALBD basis, by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net debt to adjusted EBITDA provides additional information to us and investors about our overall leverage. We define net debt to adjusted EBITDA as total debt less cash and cash equivalents excluding a minimum cash balance divided by twelve-month adjusted EBITDA.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.